                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 MCWHORTER TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                          MCWHORTER TECHNOLOGIES, INC.
                             400 EAST COTTAGE PLACE
                        CARPENTERSVILLE, ILLINOIS 60110

                            ------------------------

                                                                 January 4, 1999

Dear Stockholder:

Our directors and officers join me in extending you a cordial invitation to attend the Annual Meeting of Stockholders to be held at 11:00 a.m. CST, on Wednesday, February 17, 1999 at McWhorter's Corporate Technology Center, 99 East Cottage Place, Carpentersville, Illinois 60110.

Time will be set aside for discussion of each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement. A current report on the business operations of the Company will be presented at the meeting and stockholders will have an opportunity to ask questions.

Whether or not you plan to attend the meeting, we urge you to sign, date and return the enclosed proxy so as many shares as possible may be represented at the meeting. The vote of every stockholder is important and your cooperation in returning your executed proxy promptly will be appreciated.

                                          Sincerely,

                                          John R. Stevenson
                                          CHAIRMAN &
                                          CHIEF EXECUTIVE OFFICER

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 17, 1999

                            ------------------------

The Annual Meeting of Stockholders of McWHORTER TECHNOLOGIES, INC. (the "Company") will be held at the Corporate Technology Center at 99 E. Cottage Place, Carpentersville, Illinois 60110, on Wednesday, February 17, 1999, at 11:00 a.m. CST, for the following purposes:

    (1) To elect directors;

    (2) To consider and vote upon the appointment of Ernst & Young LLP as independent auditors for the Company's fiscal year ended October 31, 1999; and

    (3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    Holders of common stock, par value $0.01 per share (the "Common Stock"), of record at the close of business on December 28, 1998 are the only stockholders entitled to receive a notice of and to vote at the Annual Meeting of Stockholders.

                                          By order of the Board of Directors,

                                          Louise Tonozzi-Frederick
                                          CORPORATE SECRETARY

Dated: January 4, 1999

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND MAIL YOUR PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                          MCWHORTER TECHNOLOGIES, INC.
                             400 EAST COTTAGE PLACE
                        CARPENTERSVILLE, ILLINOIS 60110
                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 17, 1999

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Company of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held for the purpose of considering and acting upon the matters specified in the foregoing Notice of Annual Meeting. The mailing date of the proxy materials is on or about January 4, 1999.

    The Common Stock is the only voting stock of the Company outstanding. At the close of business on December 28, 1998, 10,321,096 shares of Common Stock were outstanding and 9,051,934 shares of Common Stock were eligible to vote at the Annual Meeting (pursuant to the Agreement Containing Consent Order by and among the Valspar Corporation, McWhorter Inc., and the Federal Trade Commission dated September 30, 1993, 1,269,162 shares of Common Stock are restricted from being voted). Each stockholder of record is entitled to one vote for each share of Common Stock held on all matters to come before the Annual Meeting.

    A proxy in the accompanying form which is properly signed, dated, returned, and not revoked will be voted in accordance with the directions noted therein. If no direction is indicated, it will be voted for the election of the nominees named herein as directors, for ratification of the appointment of Ernst & Young LLP as independent auditors and on all other matters presented for a vote in accordance with the judgment of the person acting under the proxies. The Board of Directors does not intend to bring any matter before the Annual Meeting except as specifically indicated in the foregoing Notice of Annual Meeting, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Annual Meeting.

    A proxy may be revoked by a holder of Common Stock at any time prior to its use by the Company by voting in person at the Annual Meeting, by executing a later proxy, or by submitting a written notice of revocation to the Secretary of the Company at the Company's office or at the Annual Meeting.

    Election of each director requires the affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Ratification of the appointment of the independent auditors requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. An automated system administered by the Company's transfer agent is used to tabulate votes. Abstentions, directions to withhold authority, and broker nonvotes are counted as shares of Common Stock present in the determination of whether the shares of Common Stock represented at the Annual Meeting constitute a quorum. Abstentions are not counted in tabulations of the votes cast on proposals presented to holders of Common Stock and neither abstentions nor broker nonvotes are counted for purposes of determining whether a proposal has been approved.

    The cost of soliciting proxies has been, or will be, paid by the Company. In addition to the solicitation of proxies by mail, directors, officers, and employees of the Company may solicit proxies personally, by telephone, facsimile, letter, or other form of communication at no additional compensation to them. The Company will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of Common Stock.

    The Company's Annual Report to Stockholders for the fiscal year ended October 31, 1998, including financial statements, is enclosed with this Proxy Statement. However, the Annual Report to Stockholders does not constitute a part of this Proxy Statement.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

    The Company's Board of Directors consists of seven members, all of whom are to be elected at the Annual Meeting. The persons named below have been designated by the Board of Directors as nominees for election as directors for terms expiring at the Annual Meeting of Stockholders in 2000. All nominees are currently serving as directors. Unless otherwise instructed, properly executed proxies that are returned in a timely manner will be voted for election of the seven nominees. If any of the nominees is unable or unwilling to stand for election, it is intended that shares of Common Stock represented by proxy will be voted for a substitute nominee determined by the holders of the proxies, in their discretion, or the Board of Directors may make an appropriate reduction in the number of directors to be elected. The Board of Directors is not aware that any of the nominees is unable or unwilling to stand for election.

    The following material contains information concerning the nominees, including their recent employment, position with the Company, other directorships, and business experience:

    MICHELLE L. COLLINS, age 38, is a Managing Director of Svoboda, Collins, L.L.C., a private equity fund in Chicago, Illinois. She has held this position since January 1, 1998. Previously she was a Principal of the investment banking firm of William Blair & Company, L.L.C. In her capacity in the Corporate Finance Department, she provided financial advisory services primarily consisting of equity offering and merger and acquisition transactions to corporate clients. Ms. Collins joined the firm in 1986. Previously, she was employed by Chase Manhattan Bank N.A. beginning in 1982. Ms. Collins is a director of CDW Computer Centers, Inc. and has been a director of the Company since February 1994.

    EDWARD GILES, age 63, is Chairman of The Vertical Group, Inc., the successor to the venture capital activities of F. Eberstadt & Co., Inc. He has held this position since 1988. Previously, he was President of F. Eberstadt & Co., Inc. beginning in 1979 and Vice Chairman of Eberstadt Fleming beginning in 1985. He is director of Ventana Medical Systems and Synthetech Inc. and an advisory director of Sit Kim International Investments. Mr. Giles has been a director of the Company since May 1994.

    D. GEORGE HARRIS, age 65, is Chairman and Chief Executive Officer of D. George Harris & Associates, Inc., New York, NY, a firm he founded in 1987, specializing in leveraged buyouts in the chemical and other process industries. He is also Chairman and CEO of U.S. Silica Company and Chairman of Harris Specialty Chemicals. Until April 1998, he was chairman and CEO of Penrice Soda products and Harris Chemical Group, Inc., ("HCG") holding this position with HCG or its predecessor companies since 1988. He also serves as a trustee of the Tax-Free Fund for Utah. Mr. Harris has been a director of the Company since February 1994 and was Chairman of the Board of Directors of the Company from February 1994 through December 31, 1996.

    JOHN G. JOHNSON, JR., age 58, is the Principal of Johnson Eight, a management consulting firm. Previously he held the position of President and Chief Executive Officer of Safety-Kleen Corp. Elgin, Illinois, a recycler of hazardous and non-hazardous waste fluids. He held the position of Chief Executive Officer from January 1995 to August 1997, and the position of President and Director from January 1993 to August 1997. Prior to joining Safety-Kleen he was employed by ARCO beginning in 1958. From 1988 until December 1992 he served as President of ARCO Chemical Americas, a division of ARCO Chemical, and served as Director of ARCO Chemical. Mr. Johnson has been a director of the Company since May 1995.

    JEFFREY M. NODLAND, age 43, is President and Chief Operating Officer of the Company. He has held the position of President since January 1, 1997, and the position of Chief Operating Officer since May 1995. Mr. Nodland was the Executive Vice President of the Company from May 1995 to December 1996 and the Senior Vice President and Chief Financial Officer from February 1994 to May 1995. Previously he held the position of President of McWhorter, Inc. beginning in June 1991, and Vice President, Maintenance & Marine Coatings of Valspar beginning in October 1989. Mr. Nodland has been a director of the Company since November 1993.

    JOHN R. STEVENSON, age 56, is Chairman and Chief Executive Officer of the Company. He has held the position of Chairman since January 1, 1997 and the position of Chief Executive Officer since 1994. Mr. Stevenson was President of the Company from February 1994 to December 1996. Prior to being named in February 1994 to this position Mr. Stevenson was Vice President, Special Products Group and Administration of the Valspar Corporation ("Valspar") beginning in August 1992. Previously he held the position of Vice President, Administration of Valspar beginning in February 1991 and Vice President, Corporate Services of Valspar beginning in February 1985. Mr. Stevenson has been a director of the Company since November 1993.

    HEINN F. TOMFOHRDE, III, age 65, is retired. Prior to his retirement he held the position of President, Chief Operating Officer, and Director of International Specialty Products, Inc. and its predecessor company GAF Chemicals Corp. from 1987 through 1991. Previously, he held the position of President and Chief Operating Officer of Union Carbide's Consumer and Industrial Products and Services Group beginning in 1985. Mr. Tomfohrde has been a director of the Company since February 1994 and has been the Lead Director since February 1997.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

                         CORPORATE GOVERNANCE STANDARDS

    The Board of McWhorter Technologies reviews and approves corporate governance standards annually. It is the Company's intent to publish an updated set of standards each year in its proxy statement.

 1. The Board will evaluate the performance of the CEO at least annually in meetings of independent directors.

 2. The Board will conduct a periodic evaluation of each independent director.

 3. When the CEO also holds the position of Chairman of the Board, the Board will elect a non-executive director to function as Lead Director.

 4. Each year the Board will review and approve a three year strategic plan and a one year operating plan for the Company.

 5. There will be, at a minimum, the following committees with 100% independent director membership: Nominating and Governance, Compensation, Audit, and Environmental.

 6. All directors will stand for election every year.

 7. Upon a change in the employment status, geographical location, attainment of the age of 70 or completion of 10 years as a member of the Board of Directors, a director will submit a letter to the Board offering not to stand for reelection to the Board at the next annual meeting of the Company's stockholders. The Board of Directors shall have complete discretion as to whether such offer shall be accepted.

 8. Any director who is also an officer of the Company shall submit his or her resignation as a director to the Board immediately upon retirement or termination as an officer and employee of the company. It will be in the sole discretion of the Board of Directors as to whether such resignation shall be accepted.

 9. Succession planning and management development will be reported annually by the CEO to the Board.

 10. Incentive compensation plans will link pay directly and objectively to measured financial goals set in advance by the Compensation Committee.

 11. McWhorter's Board will not include directors who directly or indirectly draw significant consulting, legal or other fees from the Company.

 12. A minimum of 50% of directors retainer fees will be paid in Company stock.

 13. Independent directors will make up a majority of the Board of Directors.

CERTAIN INFORMATION CONCERNING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors held five meetings during the fiscal year ended October 31, 1998 ("fiscal 1998"). The four standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Environmental Committee and the Nominating and Governance Committee. Each director attended 100% of the meetings of the Board of Directors and Committees on which the director served.

    AUDIT COMMITTEE. The members of the Audit Committee are Messrs. Giles (Chairman), Harris, Johnson, and Tomfohrde, and Ms. Collins. The Audit Committee held two meetings during fiscal 1998. This committee reviews the accounting and auditing principles and procedures of the Company with a view to the safeguarding of the Company's assets and the reliability of its financial records; recommends to the Board of Directors the engagement of the Company's independent auditors; reviews with the independent auditors the plans and results of the auditing engagement; and considers the independence of the Company's auditors.

    COMPENSATION COMMITTEE. The members of the Compensation Committee are Messrs. Giles, Harris, Johnson, and Tomfohrde (Chairman), and Ms. Collins. The Compensation Committee held four meetings during fiscal 1998. This committee establishes salaries, incentives, and other forms of compensation for executive officers and other key employees of the Company; administers the various incentive compensation and benefit plans of the Company; and recommends policies related to such incentive compensation and benefit plans.

    ENVIRONMENTAL COMMITTEE. The members of the Environmental Committee are Messrs. Giles, Harris, Johnson (Chairman), and Tomfohrde, and Ms. Collins. The Environmental Committee held two meetings during fiscal 1998. This committee reviews the environmental principles and procedures of the Company with a view to achieving and maintaining compliance with all applicable environmental laws and regulations; implementing programs and procedures that address issues related to the environment; and integrating environmental planning with the Company's business operations.

    NOMINATING AND GOVERNANCE COMMITTEE. The members of the Nominating and Governance Committee are Ms. Collins (Chairwoman), and Messrs. Giles, Harris, Johnson, and Tomfohrde. The Nominating and Governance Committee held two meeting during fiscal 1998. This committee identifies and proposes to the full Board of Directors nominees to serve on the Board of Directors. This committee will consider nominees to serve on the Board of Directors recommended by Stockholders. Stockholders should submit such recommendations to Sue Riley, Shareholder Services Manager, 400 E. Cottage Place, Carpentersville, Illinois 60110.

DIRECTOR COMPENSATION

    Employee directors do not receive additional compensation for serving on the Board of Directors. Non-employee directors receive an annual retainer of $17,000 payable, at the director's option, either entirely in deferred stock or half in deferred stock and half in cash. In February 1997, the Board of Directors approved the designation of a Lead Director (non-employee) of the Company. The Lead Director receives annual compensation of $8,000 more than other non-employee directors of the Company. A non-employee director is entitled to receive shares of Common Stock represented by the deferred stock awards when such director ceases to be a member of the Board of Directors. Each non-employee director also receives a fee of $1,000 in cash for each Board of Directors or committee meeting attended, provided that this fee is not paid for committee meetings held on the same day as a Board of Directors meeting. Upon his or her initial election to the Board of Directors, each non-employee director (except for Mr. Harris in his previous role as Chairman of the Board of Directors) received an initial non-qualified option to purchase 10,000 shares of Common Stock at a price equal to the market value of such shares at the date of grant. Mr. Harris, in his previous role as Chairman of the Board of Directors, received an initial non-qualified option to purchase 35,000 shares of Common Stock at an exercise price equal to the market value of such shares at the date of grant. The exercise price for such options for Messrs. Giles, Harris, and Tomfohrde and Ms. Collins is $16.2125 per share and for Mr. Johnson is $15.00 per share.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following information presents the beneficial ownership of shares of Common Stock as of December 1, 1998 (unless otherwise stated) by (i) each stockholder known by the Company to be the owner of more than five percent of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Except as noted below, the shares of Common Stock indicated in the following table are held with sole power over both investment and voting.

    This table also sets forth the number of McWhorter Stock Equivalents credited to the individual's deferred compensation account or equivalents granted through the Key Employee Annual Bonus Plan. The deferred compensation account reflects the election of the individual to defer restricted stock and stock option gains, and/or Company ESOP restoration contributions. The value of McWhorter Stock Equivalents is determined by the price of McWhorter stock. Therefore, the value of an individual's account is fully at risk and tied to McWhorter stock performance. These stock equivalents do not carry any voting rights.

                                                                                                      TOTAL NUMBER
                                                                 SHARES                      MWT      OF SHARES AND
                                                               BENEFICIALLY PERCENT OF      STOCK       MWT STOCK
NAME OF BENEFICIAL OWNER                                          OWNED        CLASS     EQUIVALENTS   EQUIVALENTS
-------------------------------------------------------------  -----------  -----------  -----------  -------------
SHAPIRO CAPITAL MANAGEMENT COMPANY, INC.
  3060 Peachtree Road, N.W.
  Atlanta, GA 30305                                             1,352,575(1)      13.1%           0      1,352,575
C. ANGUS WURTELE
  1700 Foshay Tower
  827 Marquette Ave.
  Minneapolis, MN 55402                                         1,269,162(2)      12.3%           0      1,269,162
THE CAPITAL RESEARCH & MANAGEMENT COMPANY
  333 South Hope Street
  Los Angeles, CA 90071                                           706,000(3)       6.8%           0        706,000
WELLS FARGO & COMPANY
  420 Montgomery Street
  San Francisco, CA 94163                                         547,856(4)       5.3%           0        547,856
JOHN R. STEVENSON                                                 135,596(5)       1.3%      26,956        162,552
JEFFREY M. NODLAND                                                 90,594(6)          *      14,634        105,228
PATRICK T. HEFFERNAN                                               47,804(7)          *       2,699         50,503
DOUGLAS B. RAHRIG                                                  38,663(8)          *       2,187         40,850
D. GEORGE HARRIS                                                   37,153(9)          *       7,392         44,545
DOUGLAS J. GRAFF                                                   24,668(10)          *        380         22,548
HEINN F. TOMFOHRDE, III                                            15,000(11)          *      3,866         18,866
JOHN G. JOHNSON, JR.                                               10,900(11)          *      2,235         13,135
MICHELLE L. COLLINS                                                10,000(11)          *      3,203         13,203
EDWARD M. GILES                                                    10,000(11)          *      3,203         13,203
All directors and executive officers as a group
  (12 persons)                                                    485,609         4.7%

------------------------

*   Less than 1.0%

 (1) Based on Form 13F filed September 30, 1998.

 (2) Mr. Wurtele reported sole voting and investment power over 898,217 shares and shared voting and investment power as follows: 25,425 shares owned by Mr. Wurtele's spouse and; 345,520 shares held for Mr. Wurtele's benefit as co-trustee. Pursuant to the Agreement Containing Consent Order by and among Valspar, the Company and the Federal Trade Commission dated September 30, 1993, all such shares are restricted from being voted.

 (3) Based on Schedule 13G Report dated July 9, 1998.

 (4) The Company has been informed by Wells Fargo & Company that on November 2, 1998, following the merger of Wells Fargo & Company into WFC Holdings Corporation, a wholly-owned subsidiary of Norwest Corporation, Norwest Corporation changed its name to "Wells Fargo & Company". Reported as of October 31, 1998. As of such date Norwest Bank Minnesota, National Association, a wholly-owned subsidiary of Wells Fargo & Company reported sole voting power over 286,645 shares, shared voting power over 256,891 shares, sole investment power over 118,854 shares, and shared investment power over 386,717 shares. Wells Fargo & Company and Norwest Bank Minnesota, National Association disclaim beneficial ownership of all such shares.

 (5) Includes options currently exercisable or exercisable within 60 days to purchase 67,638 shares. As of October 31, 1998, includes 2,742 shares held through the McWhorter Technologies, Inc. Employee Stock Ownership Plan (the "ESOP").

 (6) Includes options currently exercisable or exercisable within 60 days to purchase 40,009 shares. As of October 31, 1998, includes 2,722 shares held though the ESOP.

 (7) Includes options currently exercisable or exercisable within 60 days to purchase 22,777 shares. As of October 31, 1998, includes 2,808 shares held through the ESOP.

 (8) Includes options currently exercisable or exercisable within 60 days to purchase 20,347 shares. As of October 31, 1998, includes 269 shares held through the McWhorter Technologies, Inc. Employee 401(k) Savings Plan (the "Plan") and 1,982 shares held through the ESOP.

 (9) Includes options currently exercisable to purchase 35,000 shares.

(10) Includes options currently exercisable or exercisable within 60 days to purchase 13,912 shares. As of October 31, 1998, includes 1,902 shares held through the 401(k) Plan and 2,554 shares held through the ESOP.

(11) Includes options currently exercisable to purchase 10,000 shares.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash compensation paid to the Company's Chief Executive Officer and its other four most highly paid executive officers (the "named executives") in the fiscal years ended October 31, 1996 ("fiscal 1996"), October 31, 1997 ("fiscal 1997") and October 31, 1998 ("fiscal 1998")
for services rendered in all capacities to the Company:

                                                                                                 LONG TERM
                                                                                            COMPENSATION AWARDS
                                                  ANNUAL COMPENSATION(1)              --------------------------------
                                       ---------------------------------------------   RESTRICTED
                                                                     ALL OTHER            STOCK      STOCK UNDERLYING
NAME & PRINCIPAL POSITION     YEAR     SALARY($)  BONUS($)(2)  COMPENSATION($)(2)(3)  AWARDS($)(4)      OPTIONS(#)
--------------------------  ---------  ---------  -----------  ---------------------  -------------  -----------------
John R. Stevenson                1998  $ 442,316   $       0        $    36,500         $       0            6,897
CHAIRMAN & CHIEF                 1997  $ 392,318   $ 315,816        $   146,303         $       0            8,696
EXECUTIVE OFFICER                1996  $ 344,998   $ 182,849        $    60,060         $  13,562           11,570

Jeffrey M. Nodland               1998  $ 305,382   $       0        $    25,180         $       0            3,547
PRESIDENT & CHIEF                1997  $ 273,842   $ 156,090        $    80,694         $       0            5,693
OPERATING OFFICER                1996  $ 235,638   $ 104,387        $    38,544         $   5,021            7,934

Patrick T. Heffernan             1998  $ 194,232   $       0        $    15,950         $       0              493
SENIOR VICE PRESIDENT            1997  $ 188,776   $  60,550        $    32,913         $       0              994
COATINGS RESIN                   1996  $ 182,489   $  63,141        $    27,059         $   2,692            1,157

Douglas B. Rahrig                1998  $ 178,766   $   7,200        $    15,817         $       0              788
VICE PRESIDENT,                  1997  $ 170,454   $  65,122        $    32,015         $       0            1,242
TECHNOLOGY                       1996  $ 161,499   $  62,338        $    24,842         $     741            1,983

Douglas J. Graff                 1998  $ 157,692   $  77,269        $    37,134         $  96,425            5,000
VICE PRESIDENT,                  1997  $ 138,439   $  49,526        $    21,306         $       0            7,000
COMPOSITE POLYMERS               1996  $ 127,419   $  42,048        $    20,677         $       0            5,000

--------------------------

1)  Includes amounts earned in fiscal year, whether or not deferred.

2) Pursuant to the McWhorter Technologies, Inc. Key Employee Annual Bonus Plan, certain employees could elect to receive all or part of their bonus for fiscal 1998 in the form of McWhorter Stock Equivalents. This election will entitle the participant to an additional 1/3 of the amount deferred to be allocated to his/her account in the form of McWhorter Stock Equivalents. This 1/3 additional amount is reflected in the "All other Compensation" column in the table above. Termination of employment with McWhorter prior to October 31, 2001 will result in the loss of that 1/3 company contribution. The following are the amounts of the 1/3 Company contribution in McWhorter Stock Equivalents:

                                     COMPANY 1/3 MATCH
                                      ($) / (MWT STOCK
             NAME                       EQUIVALENTS)
------------------------------  ----------------------------
Douglas B. Rahrig                     $     1,200 / 59
Douglas J. Graff                      $  24,134 / 1184

3) Includes contributions or allocations by the Company to defined contribution or savings plans (tax-qualified and supplemental) on behalf of the named executives as follows: Mr. Stevenson $36,500, Mr. Nodland $25,180, Mr. Heffernan $15,950, Mr. Rahrig $14,617, and Mr. Graff 13,000.

4) For fiscal 1996, Restricted Stock Awards represent excess ERISA benefits for 1995. For fiscal 1998, Restricted Stock Award represents a performance based award which will vest if at all as certain performance measurements are met. These restricted shares will be forfeited to the extent the vesting criteria have not been met.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information regarding individual grants of stock options made during fiscal 1998 to the named executives:

                                                                                                 POTENTIAL REALIZABLE
                                                           INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                         ------------------------------------------------------         ANNUAL
                                           NUMBER OF     PERCENT OF                              RATES OF STOCK PRICE
                                          SECURITIES    TOTAL OPTIONS                                APPRECIATION
                                          UNDERLYING     GRANTED TO    EXERCISE OR                FOR OPTION TERM(2)
                                            OPTIONS     EMPLOYEES IN   BASE PRICE   EXPIRATION   --------------------
                 NAME                     GRANTED(1)     FISCAL 1998    PER SHARE      DATE        5%(2)     10%(2)
---------------------------------------  -------------  -------------  -----------  -----------  ---------  ---------
John R. Stevenson                              6,897          7.48%     $  25.375     11/13/07   $ 110,064  $ 278.923
Jeffrey M. Nodland                             3,547          3.85%     $  25.375     11/13/07   $  56,602  $ 143,445
Patrick T. Heffernan                             493           .54%     $  25.375     11/13/07   $   7,868  $  19,938
Douglas B. Rahrig                                788           .86%     $  25.375     11/13/07   $  12,575  $  31,868
Douglas J. Graff                               5,000          5.43%     $  25.375     11/12/07   $  79,791  $ 202,206

--------------------------

(1) Indicates options granted in November 1997 due to a promotion and increase in salary. These options become exercisable in 20% annual increments beginning one year from the date of grant and accelerate upon certain "change of control" events.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, in the market value of the Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth information with respect to the named executives concerning the exercise of options during fiscal 1998 and unexercised options held as of October 31, 1998.

                                                                         NUMBER OF SECURITIES
                                                                        UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                              OPTIONS AT           IN-THE- MONEY OPTIONS AT
                                                                         OCTOBER 31, 1998(#)         OCTOBER 31, 1998($)*
                                   SHARES ACQUIRED        VALUE       --------------------------  --------------------------
              NAME                   ON EXERCISE       REALIZED($)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------  -----------------  ---------------  -----------  -------------  -----------  -------------
John R. Stevenson                             0                 0         62,205        37,579     $ 276,294    $   114,839
Jeffrey M. Nodland                            0                 0         36,520        23,740     $ 165,677    $    76,153
Patrick T. Heffernan                          0                 0         22,248         7,381     $  92,335    $    26,313
Douglas B. Rahrig                             0                 0         19,544         7,599     $  81,243    $    25,757
Douglas J. Graff                              0                 0         11,912        15,728     $  45,931    $    24,608

--------------------------

* The value of the unexercised in-the-money options is based on the difference between the exercise price of the options and the fair market value of the Common Stock on October 31, 1998.

                              EMPLOYMENT AGREEMENT

    In connection with the previously announced transition of Mr. Stevenson's responsibilities as Chief Executive Officer of the Company to Mr. Nodland, while continuing his services to the Company, including his services as Chairman of the Board, the Company and Mr. Stevenson entered into an employment agreement dated November 12, 1998 (the "Agreement"). The Agreement provides for Mr. Stevenson's employment by the Company through February 29, 2004 at a salary of $350,000 for the period from March 1, 1999 through February 29, 2000, a salary of $250,000 for the period from March 1, 2000 through February 28, 2001 and for the subsequent three years, a salary equal to the compensation paid by the Company to its non-employee directors. The Agreement does not contemplate that Mr. Stevenson will receive a bonus for any of these periods. The Agreement prohibits Mr. Stevenson from accepting any other full-time employment before February 28, 2004 and obligates him, during the employment term and for two years thereafter, to abide by certain prohibitions on the disclosure of confidential information, the solicitation of Company employees for other employment and other acts detrimental to the Company or its employees. Pursuant to the Agreement, Mr. Stevenson was also awarded 22,922 shares of restricted stock on November 12, 1998 and is entitled to participate in certain of the Company's benefit plans, including life, health, dental and long-term disability insurance programs and its ESOP and 401(k) Plan. The Agreement also provides for Mr. Stevenson to receive his full salary and the other benefits under the Agreement if his employment is terminated without "cause" (as defined in the Agreement) by the Company or is terminated for any reason following a "change of control" (as defined in the Agreement) of the Company.

          COMPENSATION COMMITTEE INTERLOCKS WITH INSIDER PARTICIPATION

    During fiscal 1998, Messrs. Giles, Harris, Johnson, and Tomfohrde and Ms. Collins served as members of the Compensation Committee of the Board of Directors, none of whom has ever served as an officer or employee of the Company.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") is comprised of the five independent non-employee directors named below. The Committee is responsible for establishing salaries, incentives, and other forms of compensation for the Company's executive officers and other key employees, administering the various incentive compensation and benefit plans of the Company, and recommending policies related to such incentive compensation and benefit plans. The Committee has adopted the following as the purpose of the Company's executive compensation program: (1) retain and attract quality executives critical to the success of the Company; (2) direct executive attention to performance measures that are important to stockholders, such as growth in earnings per share, earnings quality, stock price appreciation, and full compliance with legal and ethical standards; (3) reward executives for progress in achieving longer term strategic goals; and (4) promote stock ownership to ensure that the interests of the executives and stockholders are closely aligned. The Company's incentive plans are designed to condition a significant amount of an executive's compensation on the performance of the Company. The compensation plans are also designed to encourage executive stock ownership. In its administration of the various compensation programs, the Committee focuses on these goals of tying compensation to performance and encouraging executive stock ownership. The compensation program for executive officers consists of two annual components, base salary and cash bonus, and three long-term components, grants of stock options, awards of restricted stock and grants of stock equivalents in connection with bonus deferrals.

    Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the tax deductibility of compensation paid by a public company to its chief executive and four other most highly compensated executive officers. Certain performance based compensation is not subject to the limitation and certain regulations have been proposed under Section 162(m). Because the Committee believes the nonperformance based compensation of each of the executive officers will be below the Section 162(m) tax deductibility amount for the foreseeable future, the Committee has not yet taken any specific action or adopted any policy in this regard.

    BASE SALARY. During fiscal 1995, the Committee adopted a policy that the base salaries for executives should be set at slightly above the base salary average for positions of comparable responsibility in selected companies. The selected companies would consist of at least seven coatings intermediates and specialty chemicals companies, if possible. Those salaries should be adjusted over time based upon both the performance of the executives and the performance of the Company relative to the performance of the peer group. Based on this analysis, during fiscal 1998 the Committee approved an increase in the base salaries of all executive officers.

    BONUS PROGRAMS. One element of the annual compensation plan for executive officers is the opportunity to earn a substantial cash bonus. These bonuses are based upon the accomplishment of certain pre-established goals and criteria. An available bonus amount, expressed as a percentage of base salary, is established in advance. This places a substantial portion of an executive's annual compensation at risk. The available bonus amount as a percentage of salary for the executive officers in fiscal 1998 was 80% (90% for the President and 100% for the Chairman of the Board). The evaluation criteria are reviewed, evaluated, and appropriately modified on an annual basis. For fiscal 1998 those criteria were as follows: sales volume in pounds, gross margin, earnings per share and a discretionary component as determined by the Committee. The Committee's policy also provides that the Committee, in its sole discretion and on an individual basis, can consider awarding bonuses for truly extraordinary performance in an amount not to exceed an additional 50% of base salary. Pursuant to the bonus program, only two of the executive officers received bonuses for fiscal 1998. In fiscal 1997, the Board of Directors adopted the McWhorter Technologies Inc. Key Employee Annual Bonus Plan. Under this plan, certain key employees may elect to receive all or part of their bonus in the form of McWhorter Stock Equivalents under the Company's Deferred Compensation Plan. With respect to fiscal 1998 annual bonuses that are deferred in the form of stock equivalents, the Company also matches 1/3 of such deferral in the form of additional stock equivalents.

    STOCK OPTIONS AND RESTRICTED STOCK. The Committee's policy is that the primary component of long-term compensation for executive officers should be stock options. The Committee believes that tying the compensation of executives to the price of the Common Stock is the most effective means of aligning their interests with those of the Company's stockholders. The Committee's policy is that executive officers should be granted stock options at an exercise price equal to the market price at the time of grant and with a total exercise price, expressed as a percentage of base salary, which is in the middle of the range of option values granted to executive officers at comparable publicly-held coatings intermediates and specialty chemicals companies. Based on this policy, the Committee has granted options to purchase a number of shares with a total exercise price on the date of grant equal to 2 1/2 times the executive officer's base salary (3 times in the case of the President and 3 1/2 times in the case of the Chairman of the Board). Additional options are granted to reflect increases in base salary. The Committee has not adopted a specific policy on when any other options might be granted. Nonetheless, options are not granted on an annual basis.

    The other long-term component of executive compensation is restricted stock awards. Under the current program, restricted shares vest, if at all, over a five year period, based on a comparison of the Company's earnings per share in each year to a base year (fiscal 1994). The vesting in each year is also contingent on the Company's achieving certain return on capital and return on equity goals. In fiscal 1995 the Committee made restricted stock awards to the executive officers with respect to a number of shares equal in value on the date of award to 1 1/2 times the executive officer's base salary. Additional awards are not made to reflect increases in base salary. These restricted shares are forfeited to the extent the vesting criteria have not been met before the end of fiscal 1999. For fiscal 1995 through 1998 the vesting criteria have not been met.

    DEFERRED COMPENSATION. In fiscal 1996, the McWhorter Technologies, Inc. Deferred Compensation Plan (the "Plan") was adopted by the Committee for a select group of management or highly compensated employees. The Plan became effective October 1, 1996. The Plan provides an opportunity to defer a portion of base annual salary, annual bonus, restricted stock and stock option gains on a pre-tax basis. Under the Plan the Company credits the employee with an amount equal to excess ERISA benefits and the Company may make discretionary contributions. To date, the Company has made no discretionary contributions under this plan. During fiscal 1998, all of the named executives participated in the Plan and the amounts credited by the Company under the Plan to their accounts was equal to excess ERISA benefits. To the extent that restricted stock or stock option gains are deferred, they are required to be deferred in the form of stock equivalents and generally cannot be distributed without significant penalty until the individual retires or leaves the Company.

    CHIEF EXECUTIVE OFFICER COMPENSATION. In establishing Mr. Stevenson's base salary, the Committee considered information concerning the salaries of chief executive officers of other companies in similar industries and of similar size and complexity and attempted to set levels at or slightly above the comparable companies. In establishing the multiple of 3 1/2 applied to Mr. Stevenson's salary in determining the number of shares of Common Stock as to which he was granted stock options and the multiple of 1 1/2 in determining the number of shares of restricted stock, the Committee considered information concerning the potential for long-term compensation that was provided by other companies in similar industries of similar size and complexity. In establishing Mr. Stevenson's salary the Committee also considered the significant financial and strategic achievements of the Company and the considerable challenges which have been inherent in the role of Chief Executive Officer of the Company in its early years as an independent public company.

                                          Respectfully submitted,
                                          Compensation Committee
                                          Heinn F. Tomfohrde, III, Chairman
                                          Michelle L. Collins
                                          Edward M. Giles
                                          D. George Harris
                                          John G. Johnson, Jr.

STOCK PERFORMANCE GRAPH

    The graph below compares the Company's cumulative total stockholder return from April 11, 1994 (the date on which the stock commenced trading on a "when issued" basis) to October 31, 1998 with the cumulative total return of (1) the Standard & Poor's 500 Stock Index ("S&P 500") and (2) Standard & Poor's Specialty Chemical Group ("S&P Specialty Chemical"). The graph assumes the investment of $100 in the Common Stock at April 11, 1994, and the S&P 500 and the S&P Specialty Chemical at April 29, 1994 and the reinvestment of all dividends. The comparisons in this graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicators of possible future performance of the Common Stock.

                           COMPARISON OF TOTAL RETURN
        AMONG THE COMPANY, THE S&P 500, AND THE S&P SPECIALTY CHEMICAL.

             $100 invested on 4/11/94 in stock or on 3/31/94

             in Index - Including reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             MCWHORTER               S&P SPECIALITY

            Technologies    S&P 500        Chemicals
4/11/94             $100       $100             $100
10/31/94            $131       $106              $95
10/31/95            $114       $134             $105
10/31/96            $135       $167             $128
10/31/97            $181       $223             $135
10/31/98            $143       $272             $122

             Fiscal year ending October 31.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                  (PROPOSAL 2)

    Ernst & Young LLP has served as the Company's independent auditors since the formation of the Company. The Board of Directors has selected Ernst & Young LLP to serve as the independent auditors of the Company for the 1999 fiscal year. This selection will be submitted for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed proxies will be voted in favor of the ratification of Ernst & Young LLP to serve as independent auditors.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS.

                             STOCKHOLDER PROPOSALS

    In accordance with rules promulgated by the Securities and Exchange Commission, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with the 2000 Annual Meeting of Stockholders must do so no later than September 6, 1999. Any such proposal should be submitted in writing to the Secretary of the Company at its principal executive offices.

                                  By Order of the Board of Directors,

                                  Louise Tonozzi-Frederick

                                  CORPORATE SECRETARY

                         MCWHORTER TECHNOLOGIES, INC.

                            400 EAST COTTAGE PLACE
                           CARPENTERSVILLE, IL 60110

                        SOLICITED BY THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS ON FEBRUARY 17, 1999

The undersigned hereby appoints as Proxies, John R. Stevenson and Jeffrey M. Nodland, each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of capital stock of McWhorter Technologies, Inc. (the "Company") held of record by the undersigned on December 28, 1998 at the Annual Meeting of Shareholders to be held on February 17, 1999 and any adjournments thereof.

-------------------------------------------------------------------------------
    PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES
                                 OF AMERICA.
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR
   SUCH PROPOSAL. YOUR VOTE MUST BE RECEIVED PRIOR TO THE ANNUAL MEETING OF
                        SHAREHOLDERS, FEBRUARY 17, 1999.
-------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE COMMENTS?

------------------------------------      -------------------------------------

------------------------------------      -------------------------------------

------------------------------------      -------------------------------------

/X/  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

  ------------------------------
   MCWHORTER TECHNOLOGIES, INC.
  ------------------------------


1.  Election of Directors.
                                                 For All     With-    For All
                                                Nominees     hold      Except
                                                   / /        / /        / /
   MICHELLE L. COLLINS, EDWARD M. GILES,
  D. GEORGE HARRIS, JOHN G. JOHNSON, JR.,
  JEFFREY M. NODLAND, JOHN R. STEVENSON,
       AND HEINN F. TOMFOHRDE III

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through that nominee(s) name. Your shares will be voted for the remaining nominee(s).

                                                   For      Against    Abstain
2.  Ratify the appointment of Ernst & Young        / /        / /        / /
    LLP as independent auditors for the
    Company for the 1999 fiscal year.


3. In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting.


    Mark box at right if an address change or comment has been          / /
    noted on the reverse side of this card.

                                               -------------------------------
Please be sure to sign and date this Proxy.    Date
------------------------------------------------------------------------------



-----Shareholder sign here-------------------------Co-owner sign here---------

DETACH CARD                                                        DETACH CARD

                       CONFIDENTIAL VOTING INSTRUCTIONS

  TO:  BANK OF AMERICA, TRUSTEE OF THE MCWHORTER TECHNOLOGIES, INC. EMPLOYEE
           STOCK OWNERSHIP PLAN (ESOP) AND MCWHORTER TECHNOLOGIES, INC.
                         EMPLOYEE 401(k) SAVINGS PLAN

THESE INSTRUCTIONS ARE BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF McWHORTER TECHNOLOGIES, INC.

I acknowledge receipt of a copy of the Annual Report of McWhorter
Technologies, Inc. for fiscal year 1998 and a Notice of Annual Meeting and Proxy Statement relating to the Annual Meeting of Stockholders to be held on February 17, 1999.

You are hereby instructed, with respect to the shares of McWhorter Technologies, Inc. allocated to my account in the ESOP and/or 401(k) Plan, to vote as indicated on the reverse side of this card and to confer discretionary authority to vote upon other business that may properly come before the meeting.

-------------------------------------------------------------------------------
    PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES
                                 OF AMERICA.
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
  THESE VOTING INSTRUCTIONS MUST BE RECEIVED BY THE TRUSTEE BY 5:00 P.M. EST
       ON FEBRUARY 12, 1999. SHARES FOR WHICH THE PARTICIPANTS DO NOT GIVE TIMELY VOTING INSTRUCTIONS WILL BE VOTED BY THE TRUSTEE AS INSTRUCTED
      BY THE ADMINISTRATION COMMITTEE, OR, IF NO INSTRUCTIONS ARE RECEIVED,
                         AS THE TRUSTEE DETERMINES.
-------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE COMMENTS?

------------------------------------      -------------------------------------

------------------------------------      -------------------------------------

------------------------------------      -------------------------------------

/X/  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

  ------------------------------
   MCWHORTER TECHNOLOGIES, INC.
  ------------------------------


1.  Election of Directors.
                                                 For All     With-    For All
                                                Nominees     hold      Except
                                                   / /        / /        / /
   MICHELLE L. COLLINS, EDWARD M. GILES,
  D. GEORGE HARRIS, JOHN G. JOHNSON, JR.,
  JEFFREY M. NODLAND, JOHN R. STEVENSON,
       AND HEINN F. TOMFOHRDE III

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through that nominee(s) name. Your shares will be voted for the remaining nominee(s).

                                                   For      Against    Abstain
2.  Ratify the appointment of Ernst & Young        / /        / /        / /
    LLP as independent auditors for the
    Company for the 1999 fiscal year.


3. In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting.


    Mark box at right if an address change or comment has been          / /
    noted on the reverse side of this card.

                                               -------------------------------
Please be sure to sign and date this Proxy.    Date
------------------------------------------------------------------------------



-----Shareholder sign here-------------------------Co-owner sign here---------

DETACH CARD                                                        DETACH CARD

                       CONFIDENTIAL VOTING INSTRUCTIONS

  TO:  NORWEST BANK MINNESOTA, NA, TRUSTEE OF THE VALSPAR CORPORATION STOCK
         OWNERSHIP TRUST AND THE VALSPAR CORPORATION PROFIT SHARING TRUST

THESE INSTRUCTIONS ARE BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF McWHORTER TECHNOLOGIES, INC.

I acknowledge receipt of a copy of the Annual Report of McWhorter
Technologies, Inc. for fiscal year 1998 and a Notice of Annual Meeting and Proxy Statement relating to the Annual Meeting of Stockholders to be held on February 17, 1999.

You are hereby instructed, with respect to the shares of McWhorter Technologies, Inc. allocated to my account in The Valspar Corporation Stock Ownership Trust and The Valspar Corporation Profit Sharing Trust, to vote as indicated on the reverse side of this card and to confer discretionary authority to vote upon other business that may properly come before the meeting.

-------------------------------------------------------------------------------
    PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES
                                 OF AMERICA.
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
  THESE VOTING INSTRUCTIONS MUST BE RECEIVED BY THE TRUSTEE BY 5:00 P.M. EST
       ON FEBRUARY 12, 1999. SHARES FOR WHICH THE PARTICIPANTS DO NOT GIVE TIMELY VOTING INSTRUCTIONS WILL BE VOTED BY THE TRUSTEE AS INSTRUCTED
      BY THE ADMINISTRATION COMMITTEE, OR, IF NO INSTRUCTIONS ARE RECEIVED,
                         AS THE TRUSTEE DETERMINES.
-------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE COMMENTS?

------------------------------------      -------------------------------------

------------------------------------      -------------------------------------

------------------------------------      -------------------------------------

/X/  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

  ------------------------------
   MCWHORTER TECHNOLOGIES, INC.
  ------------------------------


1.  Election of Directors.
                                                 For All     With-    For All
                                                Nominees     hold      Except
                                                   / /        / /        / /
   MICHELLE L. COLLINS, EDWARD M. GILES,
  D. GEORGE HARRIS, JOHN G. JOHNSON, JR.,
  JEFFREY M. NODLAND, JOHN R. STEVENSON,
       AND HEINN F. TOMFOHRDE III

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through that nominee(s) name. Your shares will be voted for the remaining nominee(s).

                                                   For      Against    Abstain
2.  Ratify the appointment of Ernst & Young        / /        / /        / /
    LLP as independent auditors for the
    Company for the 1999 fiscal year.


3. In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting.


    Mark box at right if an address change or comment has been          / /
    noted on the reverse side of this card.

                                               -------------------------------
Please be sure to sign and date this Proxy.    Date
------------------------------------------------------------------------------



-----Shareholder sign here-------------------------Co-owner sign here---------

DETACH CARD                                                        DETACH CARD